Exhibit 10.1
November 14, 2011
Separation Agreement and Release of Claims

This Separation Agreement and Release of Claims (the “Agreement”) is made and entered into by __________ for him/herself and his/her heirs, dependents, beneficiaries, executors, administrators, successors, and assigns (hereinafter referred to as “you”), and Tengion, Inc., any current or former parent, subsidiary, affiliate, successor, predecessor, assigns or otherwise related companies, and any current or former employees, agents, officers, attorneys, directors, shareholders, and employee benefit programs of any of them, and their agents and insurers, (hereinafter the “Company” or “we”).

1.           In accordance with our discussions, your active employment with the Company shall end on or before 12/31/11. You will be paid your salary through your last day of employment (the “Separation Date”).  You will be paid for any accrued, unused vacation pay, less applicable taxes and other withholdings.  This payment will be made to you by no later than the first regularly scheduled payday after the Separation Date.

2.           Provided that you return a signed copy of this Agreement within the time period set forth under Section 10 and that you remain employed through the Separation Date, you will receive separation pay equal to 9 month(s) and 0 week(s) of your base salary (“the Severance Period”) less applicable tax withholdings, payable in accordance with Company’s regular payroll cycle, beginning on the next regular payday following the Separation Date that is also at least eight days after you return a signed copy of this letter.  Pursuant to the Company’s Management Severance Pay Plan (the “Plan”), you will also receive your 2011 Annual Target Bonus (as defined in the Plan), computed in accordance with the terms of the Plan. During this Severance Period, if you elect COBRA to continue receiving those health, dental and vision benefits of the Company’s group benefits program in which you are enrolled as of the date hereof, the cost of COBRA continuation coverage for the duration of the Severance Period shall be the employee contribution amount paid by similarly situated active employees.  After the Severance Period ends, the cost of COBRA continuation coverage will be the full cost of coverage plus a 2% administrative fee, as permitted under COBRA, for the remainder of the COBRA continuation coverage period.  A separate letter explaining your rights under the COBRA will be forwarded to your home.

3.           We will not contest your unemployment compensation in the Commonwealth of Pennsylvania or State of North Carolina, whichever applies.  However, we can not provide you any assurance or legal guidance regarding the laws and regulations of either Pennsylvania or North Carolina concerning unemployment compensation.

4.           All benefits of any kind, other than as expressly provided in this Agreement, will cease as of the Separation Date.  Vesting or forfeiture of stock options, if any, will be in accordance with the terms of the applicable plan and agreements.  Notwithstanding the foregoing, you will continue to be considered an Eligible Employee under the Company’s Change In Control Payment Plan and entitled to your CIC Benefit after your Separation Date, so long as with respect to any such Change in Control either of the following two events occurs prior to March 31, 2011: (a) the Company publicly announces that it has entered into a definitive agreement, binding term sheet or other binding obligation providing for such Change in Control or (b) the receipt by the Company of a bona fide unsolicited offer by an unrelated third party, which if accepted would result in a Change in Control, providing such unsolicited offer is not thereafter rejected.  For purposes of determining your CIC Benefit, if any, Total Annual Compensation shall mean an amount calculated by adding your annualized base salary and target annual bonus (assuming payment at 100% level) in effect on your last day of employment, without giving effect to any severance payments under this Agreement.  Capitalized terms used in this paragraph 4 and not otherwise defined in this Agreement, shall have their respective meanings as set forth in the Change in Control Payment Plan.

5.           You agree that you shall not engage, and the Company agrees to use its best efforts to prevent its directors and senior officers from engaging, in any communications whatsoever of any kind, either written or verbal, express or implied, which shall disparage, demean or impugn one another or interfere with the other’s existing or prospective business relationships, economic or career prospects, personal or professional reputation and/or standing.  The only exception to the foregoing shall be in those circumstances in which you are, or the Company is, obligated to provide information in response to an investigation by a duly authorized governmental entity or in connection with legal proceedings.  Notwithstanding the foregoing, if the Company receives an inquiry regarding your employment, it will provide to the requesting party only the following information:  (i) confirmation that you were employed by the Company and the time-frame (by date) of your employment; (ii) your title; (iii) your job description; and (iv) your final compensation level.

6.           You agree that the confidentiality, non-competition and invention assignment agreement between you and the Company, a copy of which has been provided to you with this Agreement (the “Existing Employee Confidentiality Agreement”) is valid and in force as of the Separation Date and that after the Separation Date you will remain bound thereby and will continue to comply with the terms thereof.

It is understood and agreed that all credit cards, security key cards, telephone cards, car service cards, computer software or hardware, Company identification cards, files (including computer and other electronic files), papers, memoranda, letters, handbooks and manuals, facsimile or other communication that were written, authorized, signed, received or transmitted during or prior to your employment and any Company property (including, without limitation, any computer hardware or software, or communications equipment) in your possession are and remain the property of the Company and, as such, are not to be removed from the Company’s offices. In addition, any such materials or property which you possess, whether in paper or electronic format, but which are not in the Company’s offices, are to be returned immediately, and no later than seven days from your receipt of this Agreement. You further understand that you are no longer authorized to access the Company’s computer systems as of the Separation Date.

7.           This section contains a waiver of potentially important rights.  Please read it carefully.  In exchange for the benefits you will receive under this Agreement, to which you would not otherwise be entitled, you agree to waive all claims against the Company and hereby fully and finally release and discharge the Company from liability for any claims or damages that you may have against it as of the date of this Agreement, whether known or unknown to you.  This waiver and release includes, but is not limited to, any claims arising under any federal, state or local law or ordinance, tort, employment contract (express or implied), public policy, whistleblower law, wrongful discharge or any other obligation including any claims arising under the Age Discrimination in Employment Act, as amended, the Older Worker Benefits Protection Act, Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Worker Adjustment Retraining and Notification Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Fair Credit Reporting Act, the Occupational Safety and Health Act, the Immigration Reform Control Act, the retaliation provisions of the Sarbanes-Oxley Act of 2002, the Equal Pay Act, the Dodd-Fink Wall Street Reform and Consumer Protection Act, the Uniformed Services Employment and Reemployment Act, the Genetic Information Nondiscrimination Act, the Health Insurance Portability and Accountability Act, the Pennsylvania Human Relations Act; the Pennsylvania Whistleblower Law, the Pennsylvania Equal Pay Law, the Pennsylvania Wage Payment and Collection Law, the Pennsylvania Personnel File Inspection Act, the retaliation provisions of the Pennsylvania Workers' Compensation Law, the North Carolina Retaliatory Employment Discrimination Act, the North Carolina Equal Employment Practices Act, the North Carolina Communicable Disease Law, the North Carolina Persons With Disabilities Protection Act, any applicable North Carolina Wage and Hour Laws, the retaliation provisions of the North Carolina Worker’s Compensation Law, and all applicable state laws and regulations.   This waiver and release also includes, but is not limited to, any and all claims for wages, bonuses, equity grants or options, monetary or equitable relief or other damages of any kind, vacation pay, other employee fringe benefits or attorneys’ fees.  By signing this Agreement you are also waiving and releasing any claims for wages or benefits or any other form of compensation you may have under, among other things, any employment agreement or contract you have with the Company.

You understand that any payments or benefits provided to you under the terms of this Agreement do not constitute an admission by the Company that it has violated any law or legal obligation with respect to any aspect of your former employment or termination therefrom.

You also agree, to the extent consistent with applicable law, not to initiate any legal action, charge or complaint (“action”) against the Company in any forum whatsoever and to immediately discontinue any such action previously commenced.  Further, to the extent any such action has been or is brought, you expressly waive any claim to any form of monetary or other damages or any other form of recovery or relief in connection with any such action, or in connection with any action brought by a third party.  You further agree to release and discharge the Company not only from claims you could make on your own behalf, but also specifically waive any right to become, and promise not to become, a member of any class in any proceeding or case asserting claims(s) against the Company, in whole or in part, from any event which occurred as of the date of this Agreement.  If, by no action on your part, you become a mandatory member of a class from which you cannot, by operation of law or order of court, opt out, you shall not be required to pay for any legal fees or costs incurred by the Company as a result.  If you breach any provision of this Section 7, you will pay any reasonable legal fees and costs incurred by the Company as a result of such breach.  The only exception to the foregoing provision regarding the reimbursement of costs and attorneys’ fees is the extent to which the provision relates to claims under the Age Discrimination in Employment Act in which you are contesting the validity of this Separation Agreement and Release of Claims.

This Section 7 is not intended to preclude you from (1) enforcing the terms of this Agreement; (2) challenging the knowing and voluntary nature of this Agreement; or (3) filing a charge with, or participating in any investigation or proceeding conducted by, the Equal Employment Opportunity Commission, provided, however, that you give up the right to recover damages and attorneys’ fees from such a proceeding.

It is understood that this Agreement is not intended to and does not affect any rights or claims arising after the date hereof.

8.            Except as provided herein, you acknowledge that the Company has paid all sums owed to you, including but not limited to all salary, bonuses, commissions, business expenses, allowances, vacation pay and other benefits and perks as a result of your employment with the Company and/or the termination of that employment.  You further acknowledge that in the absence of this Agreement, you would not be entitled to, among other things, the payments and arrangements specified in this Agreement.

9.           This Agreement (a) supercedes any prior understanding, agreement, practice or contract, oral or written, between you and the Company relating to your employment or compensation; (b) may be modified only by a writing signed by both parties; (c) is not assignable or transferable by you; and (d) will be interpreted, enforced and governed by the substantive law of the State of Delaware.  Notwithstanding the foregoing, the parties acknowledge and agree that the Existing Employee Confidentiality Agreement referred to in Section 6 hereof shall remain in full force and effect according to its terms.

10.           By signing below you agree to be legally bound by the terms of this Agreement and acknowledge that you have carefully read and completely understand the terms of this Agreement and are signing it knowingly, voluntarily and without duress, coercion or undue influence.  You further agree that this Agreement contains the entire Agreement between you and Company, and that you have not relied on any representation or statement not set forth in this Agreement.  You are advised to consult with an attorney before signing this Agreement.  You have forty-five (45) days from the date of this Agreement, which is set forth at the top of this Agreement, to consider this document.  If you have not returned a signed copy of this Agreement by 5:00 P.M. on December 29, 2011, the Company will assume that you have elected not to sign it and the offer will be considered withdrawn. If you choose to accept the terms of this Agreement by signing below, you will have an additional seven (7) days following the date of your signature to revoke the Agreement in writing.  To effect such revocation, you should send a letter stating so to the Company directed to A. Brian Davis, Chief Financial Officer, Tengion, Inc., 2900 Potshop Lane, Suite 100, East Norriton, Pennsylvania  19403.  This Agreement shall not become effective or enforceable until the revocation period has expired without you revoking this Agreement.

In witness whereof, the parties have executed this Agreement as of the dates set forth below.

TENGION, INC.

By:
	Name:	A. Brian Davis
	Title:	CFO and VP, Finance

Dated:_____________________________			Dated:________________________

OLDER WORKERS BENEFIT PROTECTION ACT
INFORMATION

This Release is provided pursuant to the Older Workers Benefit Protection Act (“OWBPA”), 29 U.S.C. § 626(f).  The Release is requested in connection with an exit incentive and/or other employment termination program offered to a group of employees, i.e., all employees who have been or will be terminated as a result of the reduction in force at Tengion, Inc.  As such, OWBPA requires that all employees who are requested to sign this Release be informed as to the following:

(I)	any class, unit, or group of individuals covered by such program, any eligibility factors for such program, and any time limits applicable to such program; and

(II)
the job titles and ages of all individuals eligible or selected for the program, and the ages of all individuals in the same job classification or organizational unit who are not eligible or selected for the program.

PROGRAM ELIGIBILITY FACTORS

An employee of Tengion, Inc. is eligible to receive his or her severance payments as may be provided in that certain Tengion, Inc. Severance Pay Plan, effective as of May 11, 2011 or that certain Tengion, Inc. Management Severance Pay Plan, effective as of May 11, 2011, as applicable, less statutory deductions required by law provided that the employee meets all the following requirements:

1.	Is a current employee of Tengion, Inc. at the time of termination;

2.	Has been involuntarily terminated from employment with Tengion, Inc. for reasons other than a discharge for cause; and

3.	Signs an agreement releasing Tengion, Inc. and any of their affiliates or subsidiaries from all claims that relate to his or her employment or termination.